NYSE Amex LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

October 7, 2011

NYSE Amex LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated there under by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

China Century Dragon Media, Inc.

Common Stock, $0.0001 Par Value

Commission File Number – 001-35044

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(f)(iii) of the NYSE Amex LLC Company Guide (the “Company Guide”) which provides that a company may be suspended from dealings on the Exchange if it or its management engages in operations, which, in the opinion of the Exchange, are contrary to the public interest;

(b)

Section 1003(d) of the Company Guide which provides that a company may be suspended from dealings on the Exchange if the Company has failed to comply with its listing agreements or other agreements with the Exchange and/or SEC Requirements in any material respect;

(c)

Section 127 of the Company Guide which grants the Exchange the discretion to delist a company when, for example, the company’s independent accountants issue a disclaimer opinion on financial statements required to be audited;

(d)

Section 132(e) of the Company Guide which provides that a listed company may be delisted if any communication to the Exchange contains a material misrepresentation or omits material information necessary to make the communication to the Exchange not misleading;

(e)

Section 1002(e) of the Company Guide which provides that the Exchange will consider suspension of trading in or removal from listing, any security when, in the opinion of the Exchange, an event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted;

(f)

Sections 134 and 1101 of the Company Guide which require listed issuers to comply with applicable SEC requirements with respect to the filing of reports and other documents through the SEC's Electronic Data Gathering Analysis and Retrieval ("EDGAR") system;

(g)

Section 803B(2) of the Company Guide which provides that a company must have an audit committee comprised of at least three independent members; and

(h)

Section 802(a) of the Company Guide which provides that at least a majority of the Board of Directors of each listed company must be independent.

2.

The Common Stock (the “Common Stock”) of China Century Dragon Media, Inc. (the “Company” or “CDM”) does not qualify for continued listing for the following reasons:

On March 22, 2011, the Company’s previous independent auditor, MaloneBailey, LLP (“MB”), submitted a letter informing the Company that it had resigned and that it had ceased its services as the Company’s independent auditor.  In its letter, MB cited that it was resigning due to discrepancies noted on customer confirmations and management’s unwillingness to provide verified bank statements and MB’s conclusion that these irregularities may be an indication that the accounting records had been falsified.  The letter also stated that MB had determined to withdraw its previous opinions, related to MB’s audit of the Company’s 2009 and 2008 financial statements.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

Given the resignation of MB and the allegations set forth in its resignation letter as well as the fact that MB had removed its audit opinions related to the Company’s previously issued financial statements, by letter dated March 23, 2011, Staff informed the Company that it was subject to immediate delisting proceedings based on its failure to comply with Sections 1003(f)(iii), 132(e), 1003(d), 1002(e), and 127 of the Company Guide (the “Staff Determination”).  The Exchange’s letter also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of the Staff Determination, or by March 30, 2011.

(b)

On March 30, 2011, the Company requested, pursuant to Sections 1203 and 1009(d) of the Company Guide, an oral hearing to appeal the Staff Determination.  A hearing before a Panel was scheduled for June 10, 2011.

(c)

On April 5, 2011, Staff notified the Company that it was also subject to delisting proceedings pursuant to Sections 134 and 1101 of the Company Guide, in that CDM had failed to timely file its Annual Report on Form 10-K for the year ended December 31, 2010.

(d)

Subsequently, based on the resignation of one of the independent members of CDM’s Board of Directors, by letter dated May 23, 2011, the Company was notified that it was also subject to delisting proceedings based on its failure to comply with Sections 803B(2) and 802(a) of the Company Guide.

(e)

On June 10, 2011, a hearing, at which the Company was present, was conducted before the Panel.  At the hearing, CDM disputed the allegations set forth by MB in its resignation letter and requested for the Panel to grant the Company an extension of time within which to complete the audit and filing of its December 31, 2009 and 2010 financial statements and all other applicable SEC filing requirements.

(f)

By letter dated June 14, 2011, the Exchange notified the Company of the Panel’s decision to deny the Company’s appeal for continued listing of its Common Stock on the Exchange and to authorize delisting proceedings (the “Panel Decision”).  The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request that the Exchange’s Committee on Securities review the Panel’s decision within fifteen days.

(g)

On June 28, 2011, in accordance with Section 1205 of the Company Guide, the Company requested a review by the Exchange’s Committee on Securities (the “COS”) of the Panel Decision.

(h)

By letter dated August 22, 2011, the Exchange notified the Company that the COS met on August 17, 2011 to consider the Company’s appeal of the Panel Decision at which the COS unanimously affirmed the Panel Decision (the “COS Decision”).  The letter also informed the Company that the COS Decision could be called for review by the Exchange’s Board of Directors, pursuant to Section 1206 of the Company Guide, solely upon the request of one or more Directors, not later than its next meeting that is 15 calendar days or more following the date of the decision.

(i)

By letter dated September 21, 2011, the Exchange notified the Company that the Exchange’s Board of Directors declined to conduct a discretionary review of the COS Decision and that the decision represented the final action of the Exchange.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.nyse.com.  Further, a copy of this application has been forwarded to Mr. Fu Hai Ming, Chief Executive Officer of China Century Dragon Media, Inc.

Janice O’Neill

Senior Vice President

Corporate Compliance Department

NYSE Amex LLC